News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G REPORTS FOURTH QUARTER EPS OF $0.84, UP 18% VERSUS YEAR-AGO Broad-based Q4 Sales Growth Accelerates to 10%

CINCINNATI, Aug. 5, 2011 - The Procter & Gamble Company (NYSE:PG) net sales grew 10 percent to $20.9 billion for the fourth quarter and five percent to $82.6 billion for fiscal 2011.  Organic sales, which exclude the impact of acquisitions, divestitures and foreign exchange, grew five percent for the quarter and four percent for the fiscal year.  Unit volume was up three percent in the fourth quarter and six percent for the fiscal year, where volume grew in all business segments, all geographic regions, and in 15 of 17 key countries.

Diluted net earnings per share from continuing operations were $0.84, an increase of 18 percent for the fourth quarter driven by sales growth and operating margin expansion; and $3.93, an increase of 11 percent for the fiscal year driven by sales growth and a lower effective tax rate.

“We are pleased with the strong top- and bottom-line performance in the quarter,” said Chairman of the Board, President and Chief Executive Officer Bob McDonald.  “We delivered organic sales growth of five percent and earnings per share growth of 18 percent in a challenging environment, driven by our ongoing commitment to make a difference in the everyday lives of the world’s consumers.”

Executive Summary

•	Net sales increased 10 percent for the fourth quarter and five percent for the fiscal year. Organic sales grew five percent for the quarter and four percent for fiscal 2011.
•	Fourth quarter organic sales growth of five percent was the strongest of the fiscal year, with price increases adding three percent to sales growth.
•	Global market share was up for the year, with share holding or growing in businesses representing approximately 60 percent of sales.
•	Diluted net earnings per share from continuing operations increased 18 percent to $0.84 in the fourth quarter and increased 11 percent to $3.93 for the fiscal year.
•
Core EPS increased 18 percent for the quarter to $0.84 due to sales growth and operating margin expansion.  Core EPS increased eight percent for the full fiscal year to $3.95 driven by sales growth and a reduction in the current year effective tax rate, partially offset by operating margin contraction due to the impact of higher commodity costs.

•	Operating cash flow was $13.2 billion for the fiscal year, while free cash flow, which is operating cash flow less capital spending, was $9.9 billion for the year.

April - June Quarter Discussion

Net sales increased 10 percent to $20.9 billion. Organic sales grew five percent on three percent unit volume growth.  Volume growth was broad-based, with organic growth in five of six reportable segments, led by high single-digit growth in Baby Care & Family Care.  All geographic regions maintained or grew volume.  Favorable foreign exchange contributed to net sales growth, adding five percent.  Pricing increased net sales by three percent while unfavorable product and geographic mix reduced net sales by one percent.

Operating margin increased 10 basis points for the quarter behind lower selling, general and administrative expenses (SG&A) as a percentage of net sales, partially offset by a lower gross margin.  SG&A as a percentage of net sales decreased 130 basis points due to high base period advertising expenses, productivity savings and current year sales leverage.  Gross margin decreased by 120 basis points driven by higher commodity costs and unfavorable product mix, partially offset by manufacturing cost savings and pricing.

Diluted net earnings per share and Core EPS were $0.84, an increase of 18 percent.  Net earnings from continuing operations increased by 15 percent to $2.5 billion for the quarter behind increased sales, a 10-basis-point improvement in operating margin, and gains on minor brand divestitures, partially offset by a higher effective tax rate.  The tax rate on continuing operations was 21.7 percent, comparing to a base period rate of 16.5 percent which included benefits from several foreign tax audit resolutions and other discrete items.

Fiscal Year Discussion

Net sales increased five percent to $82.6 billion for fiscal 2011 behind volume growth of six percent.  All geographic regions contributed to volume growth, led by double-digit growth in Asia.  Unit volume increased in all reportable segments behind investments in innovation and market expansions, such as Olay and Head & Shoulders in Brazil, Gillette Guard in India, Downy fabric enhancers in Indonesia, Fusion ProGlide expansion in Western Europe, and Gain hand dishwashing liquid in the U.S.  Unfavorable geographic and product mix reduced sales growth by two percent.  Organic sales grew four percent.

Operating margin decreased 110 basis points for the year due to gross margin contraction, partially offset by lower SG&A as a percentage of net sales.  Gross margin contracted 140 basis points to 50.6 percent of net sales due to higher commodity costs and unfavorable product mix, partially offset by manufacturing cost savings.  SG&A decreased 30 basis points to 31.4 percent of net sales due to overhead sales leverage and productivity savings, partially offset by an increase in marketing spending.  Advertising spending, which is the majority of total marketing expense, increased more than $700 million versus the prior fiscal year to $9.3 billion, or 11.3 percent of net sales.

Net earnings from continuing operations increased eight percent driven by sales growth and a lower tax rate, partially offset by operating margin contraction.  Diluted net earnings per share from continuing operations increased 11 percent to $3.93 in fiscal 2011 driven by sales growth, a lower tax rate and share repurchases, partially offset by a lower gross margin.  Core EPS grew eight percent for the fiscal year.

Operating cash flow in fiscal 2011 was $13.2 billion, while adjusted free cash flow was $9.9 billion.  Capital expenditures were 4 percent of net sales.  The Company repurchased $7 billion of P&G stock in fiscal 2011 and increased its quarterly dividend by nine percent in April, paying $5.8 billion in dividends to shareholders in fiscal 2011.

April - June Quarter Business Segment Discussion

•
Beauty net sales increased seven percent to $5.1 billion, on one percent volume growth.  Organic volume, which excludes the net impact of Zest, Infasil and minor fragrance divestitures, increased two percent and organic sales grew three percent.  Favorable foreign exchange improved net sales by six percent and higher pricing improved net sales by two percent.  Geographic and product mix reduced net sales by two percent due to disproportionate growth in developing regions.  Volume growth was driven by high single-digit growth in developing regions, while volume in developed regions was down mid-single digits.  Volume in Retail Hair Care grew low single digits behind initiative activity and distribution expansions in Asia, Latin America, and Western Europe, partially offset by a double-digit decline in North America due to the Pantene restage in the base period.  Volume in Female Beauty grew low single digits as Olay skin care distribution expansion in Asia and CEEMEA was partially offset by a low single-digit decline in developed markets driven by the Zest and Infasil divestitures, competitive activity in North America Cosmetics, and decreased shipments in North America Skin due to the Olay UV line reformulation.  Volume in Salon Professional declined low single digits due to market contraction and competitive activity.  Volume in Prestige Products was down mid-single digits due to minor brand divestitures.  Net earnings decreased 17 percent to $414 million, as lower operating margin more than offset the impact of sales growth.   Operating margin declined behind increased marketing investments and higher commodity costs, partially offset by a reduction in overhead spending as a percentage of sales and manufacturing cost savings.

•
Grooming net sales increased seven percent to $2.1 billion on a one percent increase in volume. Organic sales increased one percent.  Favorable foreign exchange increased net sales growth by six percent.  Price increases added two percent to net sales growth behind blades and razors price increases across all regions and inflationary pricing in Latin America.  Unfavorable geographic mix reduced sales growth by two percent.  Volume growth was driven by mid-single-digit growth in developing regions, which was partially offset by a mid-single-digit decline in developed regions.  Volume in Male Grooming increased low single digits primarily due to growth of blades and razors in developing regions, particularly Latin America and Asia, partially offset by a decline in developed markets due to the base period impacts of the U.S. Fusion ProGlide launch.  Volume in Appliances decreased mid-single digits due to a shift in focus from low-tier, high volume products to higher-tier product offerings.  Net earnings increased 18 percent to $372 million driven by net sales growth, operating margin expansion, and a lower effective tax rate.  Operating margin improved due to a reduction in SG&A as a percentage of net sales, partially offset by reduced gross margin.  A reduction in marketing spending was partially offset by an increase in overhead spending due to a shift in spending patterns.  Gross margin declined as the impact of price increases and manufacturing cost savings was more than offset by higher commodity costs.

•
Health Care net sales increased 12 percent to $2.9 billion on volume growth of four percent.  Organic sales grew seven percent.  Price increases added four percent to net sales and favorable foreign exchange added five percent while unfavorable geographic and product mix reduced net sales by one percent.  Volume was up high single digits in developing regions and low single digits in developed regions.  Volume in Oral Care was up low single digits due to Oral-B toothpaste expansions in Brazil, Belgium and Holland, Crest 3D White and Pro-Health Clinical in North America, and toothbrush initiatives in Asia.  Volume in Feminine Care grew mid-single digits due to double-digit growth in developing markets behind Always initiatives in Asia and Latin America, partially offset by a low single-digit decline in developed markets due to competitive activity.  Volume in Personal Health Care increased low single digits due to double-digit growth in developing regions behind initiative activity for Vicks and Pepto-Bismol, which was partially offset by a low single-digit decline in developed regions primarily driven by customer inventory reductions on Prilosec.  Net earnings increased one percent to $343 million, as sales growth was partially offset by a lower operating margin.  Gross margin declined due to higher commodity costs, which more than offset increased pricing.  This was partially offset by lower foreign exchange costs.

•
Snacks and Pet Care net sales increased seven percent to $850 million on volume growth of one percent.  Organic volume and sales, which excludes the impact of the Natura acquisition in June 2010, decreased one percent.  Favorable foreign exchange increased net sales by four percent and favorable product and geographic mix increased net sales by three percent, which was partially offset by a one percent decrease due to pricing.  Snacks volume increased high single digits behind increased distribution in the developing regions and incremental merchandising activity in North America.  Pet Care volume decreased high single digits, while organic volume, which excludes the impact of the Natura acquisition, decreased double digits due to the impacts of supply constraints following the pet food recall.  Net earnings decreased 23 percent to $59 million driven primarily by a lower gross margin due to increased product costs resulting from the pet food supply disruptions, as well as an increase in overhead spending due to a shift in spending patterns, partially offset by a reduction in marketing spending.

•
Fabric Care and Home Care net sales increased 11 percent to $6.1 billion on volume growth of four percent.  Organic volume, which excludes the impact of the Ambi Pur acquisition, was up three percent and organic sales increased four percent.  Favorable foreign exchange added five percent to net sales and pricing increased net sales by three percent, while unfavorable geographic and product mix reduced net sales by one percent.  Volume increased mid-single digits in developing regions and low single digits in developed regions.  Fabric Care volume was up low single digits due to growth in Latin America and Asia behind investments and initiatives and forward buying in North America ahead of announced price increases, partially offset by increased competitive activity and market contraction in Western Europe.  Home Care volume increased double digits driven by initiatives, geographic expansion of dish and air care product lines, the Ambi Pur acquisition, and forward buying ahead of announced price increases in North America.  Home Care organic volume increased mid-single digits.  Batteries volume was consistent with the prior year as increases in Greater China and CEEMEA behind initiatives and distribution expansion were offset by decreases in Western Europe and Latin America due to competitive activity.  Net earnings decreased nine percent to $560 million, as operating margin contraction was partially offset by sales growth. Operating margin contracted behind a commodity cost-driven reduction in gross margin and increased overhead spending due to the Ambi Pur acquisition and a shift in spending patterns, partially offset by a reduction in marketing spending as a percentage of sales.

•
Baby Care and Family Care net sales increased 14 percent to $4.1 billion on eight percent volume growth.  Organic sales were up 10 percent.  Price increases added three percent to net sales, while unfavorable product and geographic mix decreased net sales by one percent.  Favorable foreign exchange improved net sales by four percent.  Volume in developing regions was up double digits and volume in developed regions increased mid-single digits.  Volume in Baby Care grew high single digits due to initiative activity, distribution expansion and market growth in developing regions, partially offset by diaper market softness in developed regions.  Volume in Family Care was up high single digits behind the continued success of prior-period initiative launches across Charmin and Bounty and pull forward volume ahead of announced price increases in North America.  Net earnings increased 35 percent to $478 million behind sales growth and operating margin expansion.  Operating margin improved due to an improved gross margin and a reduction in marketing spending.  Gross margin improved due to pricing and manufacturing cost savings, partially offset by higher commodity costs.

Fiscal Year 2012 Guidance

Net sales are expected to increase five to nine percent in fiscal 2012.  Organic sales are estimated to grow three to six percent.  Favorable foreign exchange is expected to positively impact net sales growth by two to three percent.  Pricing is expected to add three to four percent to sales while unfavorable product and geographic mix is expected to reduce sales by one to two percent.  Diluted net earnings per share from continuing operations and Core EPS are expected to be in the range of $4.17 to $4.33, up six to 10 percent.

July - September 2011 Quarter Guidance

For the July - September quarter, net sales growth is estimated to be six to nine percent.  Organic sales are expected to grow two to four percent, reflecting modest volume growth with favorable pricing and mix.  Favorable foreign exchange is expected to add four to five percent to net sales growth.  Diluted net earnings per share from continuing operations and Core EPS are expected to be in the range of $1.00 to $1.04, a decrease of two percent to an increase of two percent versus prior year, reflecting commodity cost increases, which will not yet be fully offset by pricing.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results for any quarter or annual period to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity and an increasing volatile economic environment, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the depth of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (10) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due  to terrorist and other hostile activities or natural disasters (including the civil unrest in the Middle East and the Japan earthquake and tsunami) and/or disruptions to credit markets resulting from a global, regional or national credit crisis; (11) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (12) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (13) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (14) the ability to develop effective sales, advertising and marketing programs; (15) the ability to stay on the leading edge of innovation, maintain a positive reputation on our brands and ensure trademark protection; and (16) the ability to rely on and maintain key information technology systems (including Company and third-party systems). For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves approximately 4.4 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, and Ambi Pur®. The P&G community includes operations in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.  We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales is as follows:
Apr – Jun 2011	Net Sales Growth	Foreign Exchange Impact	Acquisition/ Divestiture Impact*	Organic Sales Growth
Beauty	7%	-6%	2%	3%
Grooming	7%	-6%	0%	1%
Health Care	12%	-5%	0%	7%
Snacks and Pet Care	7%	-4%	-4%	-1%
Fabric Care and Home Care	11%	-5%	-2%	4%
Baby Care and Family Care	14%	-4%	0%	10%
Total P&G	10%	-5%	0%	5%

Fiscal Year 2011
Total P&G	5%	0%	-1%	4%
*Acquisition/Divestiture Impact includes rounding impacts necessary to reconcile net sales to organic sales.

                      Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding a charge related to a tax provision for retiree healthcare subsidy payments in the U.S. healthcare reform legislation in the prior year period, charges related to pending European legal matters for current and prior years, and a significant settlement from U.S. tax litigation related to the valuation of technology donations in prior years.  We do not view these items to be part of our sustainable results.  We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The table below provides a reconciliation of diluted net earnings per share from continuing operations to Core EPS:

	FY 2012	FY 2011	FY 2010
Diluted Net Earnings Per Share - Continuing Operations	$4.17 to $4.33 $4.33	$3.93	$3.53
Settlement from U.S. Tax Litigation	-	($0.08)	-
Charges for Pending European Legal Matters	-	$0.10	$0.09
Charge for Taxation of Retiree Healthcare Subsidy	-	-	$0.05
Core EPS	$4.17 to $4.33	$3.95	$3.67
Core EPS Growth	6% to 10%	8%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.  The charge for taxation of retiree healthcare subsidy and significant settlement from U.S. tax litigation are tax expense.

Free Cash Flow:  Free cash flow is defined as operating cash flow less capital spending.  We view free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.  Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The reconciliation of free cash flow is provided below (amounts in millions):

	Operating Cash Flow	Capital Spending	Free Cash Flow
Fiscal 2011	$13,231	($3,306)	$9,925

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	Three Months Ended June 30			Twelve Months Ended June 30

	2011	2010	% CHG	2011	2010	% CHG
NET SALES	$20,860	$18,926	10%	$82,559	$78,938	5%
COST OF PRODUCTS SOLD	10,787	9,560	13%	40,768	37,919	8%
GROSS MARGIN	10,073	9,366	8%	41,791	41,019	2%
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	6,788	6,416	6%	25,973	24,998	4%
OPERATING INCOME	3,285	2,950	11%	15,818	16,021	(1)%
TOTAL INTEREST EXPENSE	212	212	0%	831	946	(12)%
OTHER NON-OPERATING INCOME/(EXPENSE), NET	132	(121)	(209)%	202	(28)	(821)%
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,205	2,617	22%	15,189	15,047	1%
INCOME TAXES	695	432		3,392	4,101

NET EARNINGS FROM CONTINUING OPERATIONS	2,510	2,185	15%	11,797	10,946	8%

DISCONTINUED OPERATIONS:
INCOME FROM DISCONTINUED OPERATIONS BEFORE INCOME TAX	-	-		-	2,938	(100)%
INCOME TAXES ON DISCONTINUED OPERATIONS	-	-		-	1,148	(100)%
NET EARNINGS FROM DISCONTINUED OPERATIONS	-	-		-	1,790	(100)%

NET EARNINGS	2,510	2,185	15%	11,797	12,736	(7)%

EFFECTIVE TAX RATE FROM CONTINUING OPERATIONS	21.7%	16.5%		22.3%	27.3%

PER COMMON SHARE:
BASIC NET EARNINGS - CONTINUING OPERATIONS	$0.88	$0.74	19%	$4.12	$3.70	11%
BASIC NET EARNINGS - DISCONTINUED OPERATIONS	$-	$-		$-	$0.62	(100)%
BASIC NET EARNINGS	$0.88	$0.74	19%	$4.12	$4.32	(5)%

DILUTED NET EARNINGS - CONTINUING OPERATIONS	$0.84	$0.71	18%	$3.93	$3.53	11%
DILUTED NET EARNINGS - DISCONTINUED OPERATIONS	$-	$-		$-	$0.58	(100)%
DILUTED NET EARNINGS	$0.84	$0.71	18%	$3.93	$4.11	(4)%

DIVIDENDS	$0.5250	$0.4818	9%	$1.9704	$1.8018	9%
AVERAGE DILUTED SHARES OUTSTANDING	2,983.6	3,068.9		3,001.9	3,099.3

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
GROSS MARGIN	48.3%	49.5%	(120)	50.6%	52.0%	(140)
SELLING, GENERAL & ADMINISTRATIVE EXPENSE	32.6%	33.9%	(130)	31.4%	31.7%	(30)
OPERATING MARGIN	15.7%	15.6%	10	19.2%	20.3%	(110)
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	15.4%	13.8%	160	18.4%	19.1%	(70)
NET EARNINGS FROM CONTINUING OPERATIONS	12.0%	11.5%	50	14.3%	13.9%	40

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Cash Flows Information

	Twelve Months Ended June 30
	2011	2010

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$2,879	$4,781

OPERATING ACTIVITIES
NET EARNINGS	11,797	12,736
DEPRECIATION AND AMORTIZATION	2,838	3,108
SHARE-BASED COMPENSATION EXPENSE	414	453
DEFERRED INCOME TAXES	128	36
GAIN ON SALE OF BUSINESSES	(203)	(2,670)
CHANGES IN:
ACCOUNTS RECEIVABLE	(426)	(14)
INVENTORIES	(501)	86
ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES	358	2,446
OTHER OPERATING ASSETS & LIABILITIES	(1,190)	(305)
OTHER	16	196

TOTAL OPERATING ACTIVITIES	13,231	16,072

INVESTING ACTIVITIES
CAPITAL EXPENDITURES	(3,306)	(3,067)
PROCEEDS FROM ASSET SALES	225	3,068
ACQUISITIONS, NET OF CASH ACQUIRED	(474)	(425)
CHANGE IN INVESTMENTS	73	(173)

TOTAL INVESTING ACTIVITIES	(3,482)	(597)

FINANCING ACTIVITIES
DIVIDENDS TO SHAREHOLDERS	(5,767)	(5,458)
CHANGE IN SHORT-TERM DEBT	151	(1,798)
ADDITIONS TO LONG-TERM DEBT	1,536	3,830
REDUCTIONS OF LONG-TERM DEBT	(206)	(8,546)
TREASURY STOCK PURCHASES	(7,039)	(6,004)
IMPACT OF STOCK OPTIONS AND OTHER	1,302	721

TOTAL FINANCING ACTIVITIES	(10,023)	(17,255)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	163	(122)

CHANGE IN CASH AND CASH EQUIVALENTS	(111)	(1,902)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,768	$2,879

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Balance Sheet Information

	June 30, 2011	June 30, 2010

CASH AND CASH EQUIVALENTS	$2,768	$2,879
ACCOUNTS RECEIVABLE	6,275	5,335
TOTAL INVENTORIES	7,379	6,384
OTHER	5,548	4,184
TOTAL CURRENT ASSETS	21,970	18,782

NET PROPERTY, PLANT AND EQUIPMENT	21,293	19,244
NET GOODWILL AND OTHER INTANGIBLE ASSETS	90,182	85,648
OTHER NON-CURRENT ASSETS	4,909	4,498

TOTAL ASSETS	$138,354	$128,172

ACCOUNTS PAYABLE	$8,022	$7,251
ACCRUED AND OTHER LIABILITIES	9,290	8,559
DEBT DUE WITHIN ONE YEAR	9,981	8,472
TOTAL CURRENT LIABILITIES	27,293	24,282

LONG-TERM DEBT	22,033	21,360
OTHER	21,027	21,091
TOTAL LIABILITIES	70,353	66,733

TOTAL SHAREHOLDERS' EQUITY	68,001	61,439

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$138,354	$128,172

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions)
Consolidated Earnings Information

	Three Months Ended June 30, 2011
		% Change	Earnings From	% Change	Net Earnings	% Change
		Versus	Continuing Operations	Versus	From Continuing	Versus
	Net Sales	Year Ago	Before Income Taxes	Year Ago	Operations	Year Ago
Beauty	$ 5,068	7%	$ 623	-13%	$ 414	-17%

Grooming	2,056	7%	500	13%	372	18%

Health Care	2,949	12%	542	3%	343	1%

Snacks and Pet Care	850	7%	92	-23%	59	-23%

Fabric Care and Home Care	6,144	11%	937	-3%	560	-9%

Baby Care and Family Care	4,056	14%	798	40%	478	35%
Corporate	(263)	N/A	(287)	N/A	284	N/A
Total Company	20,860	10%	3,205	22%	2,510	15%

	Twelve Months Ended June 30, 2011
		% Change	Earnings From	% Change	Net Earnings	% Change
		Versus	Continuing Operations	Versus	From Continuing	Versus
	Net Sales	Year Ago	Before Income Taxes	Year Ago	Operations	Year Ago
Beauty	$ 20,157	3%	$ 3,607	-1%	$ 2,686	-1%

Grooming	8,025	5%	2,183	9%	1,631	10%

Health Care	12,033	5%	2,720	-3%	1,796	-3%

Snacks and Pet Care	3,156	1%	356	-29%	241	-26%

Fabric Care and Home Care	24,837	4%	4,714	-7%	3,009	-10%

Baby Care and Family Care	15,606	6%	3,181	-3%	1,978	-3%
Corporate	(1,255)	N/A	(1,572)	N/A	456	N/A
Total Company	82,559	5%	15,189	1%	11,797	8%

	Three Months Ended June 30, 2011
	(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/				Net Sales
	Divestitures	Divestitures	Foreign Exchange	Price	Mix/Other	Growth
Beauty	1%	2%	6%	2%	-2%	7%

Grooming	1%	1%	6%	2%	-2%	7%

Health Care	4%	4%	5%	4%	-1%	12%

Snacks and Pet Care	1%	-1%	4%	-1%	3%	7%

Fabric Care and Home Care	4%	3%	5%	3%	-1%	11%

Baby Care and Family Care	8%	8%	4%	3%	-1%	14%
Total Company	3%	3%	5%	3%	-1%	10%

	Twelve Months Ended June 30, 2011
	(Percent Change vs. Year Ago) *
	Volume	Volume
	With	Without
	Acquisitions/	Acquisitions/				Net Sales
	Divestitures	Divestitures	Foreign Exchange	Price	Mix/Other	Growth
Beauty	4%	4%	1%	0%	-2%	3%

Grooming	3%	3%	0%	2%	0%	5%

Health Care	5%	5%	0%	0%	0%	5%

Snacks and Pet Care	1%	-2%	1%	-1%	0%	1%

Fabric Care and Home Care	7%	5%	-1%	0%	-2%	4%

Baby Care and Family Care	8%	8%	-1%	1%	-2%	6%
Total Company	6%	5%	0%	1%	-2%	5%

* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.